Novagen Solar Inc. NOVZ - OTCQB

FOR IMMEDIATE RELEASE 11 March 2013

Contact; Micheal Nugent

Tel; +61 438158688

Cell; 310 994 7988

Email; mnugent@novagenenergy.com

NOVAGEN ENTERS AGREEMENT TO PURCHASE ARGON

Novagen Solar Inc. (OTCQB: NOVZ) today announced that on March 7, 2013, Novagen Solar Inc. through its wholly-owned subsidiary, Renegade Engine Company Pty Ltd., entered into a written agreement with Newscope Enterprises Pty Ltd. to acquire the business of Argon Aluminium, of Tweeds Head, NSW, Australia.

Argon Aluminium is a business that is well known locally and has been in the Tweed Heads South area of Australia for over 31 years. Argon Aluminium are specialists in the fabrication, manufacture and installation of aluminium, stainless steel, steel and glass fabricated products. With a core business specializing in balustrades, security fencing, industrial fabrication and bench work, there is a great deal of synergy between the business and the fabrication requirements of Renegade Engine Company.

Argon’s success is based on their ability to supply to the local domestic market as well as larger projects that involve builders and architects. The business operates with a structured staffing of 12 which includes; an estimator, factory supervisor, project manager, tradespeople, administration and apprentices along with sub-contract installers.

“Seeking to compliment and add value engineering capabilities, several existing business operations have been identified and reviewed for potential acquisition by Novagen or its operating subsidiaries. Argon Aluminium has fabrication capabilities and infrastructure tooling that can be utilized for Renegade Engine Companies custom motorcycle section. Added to this is the ability to utilize Renegades under- utilized tooling such as mandrel pipe benders in the Argon business that will reduce outsourcing of services in both Argon and Renegade Engine Company, while adding established revenue streams and profit centers.”  Micheal Nugent, CEO Novagen Solar Inc.

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About Novagen Solar Inc.

Novagen Solar, Inc. (OTCQB: NOVZ) is engaged in the development and commercialization of low carbon emission engines and other clean technology solutions with a view to create technologies that improve efficiency and reduce levels of greenhouse emissions in a low-cost, globally relevant way. Novagen’s operations are based in Queensland, Australia.

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Novagen’s reports filed with the Securities and Exchange Commission. Novagen undertakes no duty to update these forward-looking statements.